EXHIBIT

May 12, 2005

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements that we understand Amici Ventures, Inc. will include under Item 4.01 of Form 8-K that it will file regarding the change of its auditors. We agree with such statements made regarding our firm, including, the fact that there have been no disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, or reportable events. We have no basis to agree or disagree with any other statements made under Item 4.01.

Very truly yours,

/s/ Livingston, Wachtell & Co., LLP

Livingston, Wachtell & Co., LLP